EXHIBIT 10.35

STOCK OPTION EXTENSION AGREEMENT

This Stock Option Extension Agreement (“Agreement”) is entered into as of July 25, 2006 (the “Effective Date”), by and between Cytori Therapeutics, Inc., a Delaware corporation located at 3020 Callan Road, San Diego, CA 92121 (the “Company”), and Bruce A. Reuter, an employee of the Company (the “Optionee”).

WHEREAS, as of July 25, 2006 Optionee holds a combined total of 224,686 vested stock options to purchase shares of the Company’s common stock under the Company’s 1997 Incentive Stock Option Plan (the “1997 Plan”) and/or the Company’s 2004 Employee Stock Option Plan (the “2004 Plan”) (collectively the “Plans”); and

WHEREAS, Company agrees to modify the Plan agreements to extend the expiration dates for the exercise of stock options under the Plans subject to certain restrictions and conditions on the sale of shares of the Company’s common stock held by Optionee, and certain other consideration from the Optionee.

NOW, THEREFORE, the Company and the Optionee agree as follows:

(a) The right of the Optionee to exercise Two Hundred and Twenty Four Thousand, Six Hundred and Eighty Six (224,686) fully vested Plan stock options (which consists of all of Optionee’s vested stock Options as of the Effective Date) is hereby extended to December 31, 2007, irrespective of the date that Optionee’s services to the Company terminate.

(b) The exercise extension provided for in Section (a) above is subject to the following conditions and restrictions:

(i) Immediately upon termination of Optionee’s employment as provided for in the Employment Agreement between the Company and Optionee, Optionee shall execute and sign a full release of all claims against the Company in the form attached as Exhibit I, which is that Company’s standard employment related release of claims.

(ii) No shares of common stock of the Company owned by Optionee may be sold by or on behalf of Optionee during the initial 90-day period from July 25, 2006 through October 23, 2006; (b) Optionee may sell up to 56,173 shares of common stock owned by him beginning October 24, 2006; (c) and Optionee may sell an additional 56,171 beginning on January 21, 2007 and each ninety days thereafter until July 20, 2007 when 100% of Optionee’s shares of common stock in the Company shall be fully tradable. The trade restrictions listed above shall be eliminated once the per-share trading price of the Company’s common stock on the Nasdaq exchange closes at or above $13 per share, or if the 30 day average daily stock volume reaches 50,000 shares.

(c) All stock options previously granted to Optionee that are not vested as of the Effective Date of this Agreement are hereby terminated as of the Effective Date.

(d) Except as specifically set forth herein, all other terms and conditions of the Plans and the Plan Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties on the Effective Date.

OPTIONEE: Bruce A. Reuter /s/ Bruce A. Reuter	COMPANY: Cytori Therapeutics, Inc. By: /s/ Christopher J. Calhoun Name: Christopher J. Calhoun Title: Chief Executive Officer